Exhibit 99.1

Ingles Markets, Incorporated Board Authorizes Two Million Share Repurchase Program

ASHEVILLE, N.C.--(BUSINESS WIRE)--March 19, 2021--Ingles Markets, Incorporated (NASDAQ: IMKTA) announced today that its Board of Directors authorized the repurchase of up to an aggregate of two million shares of its Class A and Class B Common Stock. Ingles Markets had approximately 14.2 million Class A shares outstanding and 6.0 million Class B shares outstanding as of March 19, 2021.

The share repurchase program may be carried out through open market purchases, block trades, purchases from the Company’s investment/profit sharing plan and in negotiated private transactions. Any shares repurchased from directors or officers of the Company, or any of their respective affiliates (other than the Company’s investment/profit sharing plan) must first be approved by the Audit Committee in accordance with the Company’s Related Party Transaction policy. The timing and actual number of shares repurchased will depend on a variety of factors including, without limitation, stock price, corporate and regulatory requirements, compliance with debt covenants, and other market and economic conditions. The stock repurchase program may be suspended or discontinued at any time. The Company plans to use existing cash, cash flow from operations and other financing sources to fund the repurchase program.

The Company’s Class A shares are listed on the NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. The Class B shares are not publicly traded and are held primarily by insiders and the Company’s investment/profit sharing plan. The Class B shares are valued on a one-to-one basis with the Company’s publicly-traded Class A shares.

This press release contains certain forward-looking statements. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by the use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. Our forward-looking statements contained herein speak only as of the date of this press release. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets, visit ingles-markets.com.

Contacts

Ingles Markets, Inc.
Ron Freeman, Chief Financial Officer
rfreeman@ingles-markets.com
(828) 669-2941 (Ext. 223)